Exhibit 99.1 PRESS RELEASE
Contact:	John Simmons, V.P., CFO
Stewart & Stevenson Services, Inc.
713-868-7700

Paul Justice, Director of Public Relations
FOR IMMEDIATE RELEASE	Stewart & Stevenson Tactical Vehicle Systems, LP
p.justice@ssss.com / 713-867-1774

Ken Dennard, DRG&E
kdennard@drg-e.com / 713-529-6600

STEWART & STEVENSON RECEIVES NOTIFICATION OF DELAY IN AWARD FOR MULTIYEAR CONTRACT

HOUSTON — MARCH 26, 2003 —Stewart & Stevenson Services, Inc. (NYSE: SVC), a leading manufacturer, service provider, and distributor of industrial and energy related equipment; oilfield and airline ground support equipment; and medium tactical vehicles for the U.S. Army, announced that its subsidiary, Stewart & Stevenson Tactical Vehicle Systems, LP (TVS), has received written notification from the U.S. Army Tank-Automotive and Armaments Command that the FMTV A1 Competitive Rebuy contract award has been delayed. The Army announced that it would delay the award by approximately thirty days so that the Army and the Department of Defense could complete mandatory certifications and notifications to the U.S. Congress. The company previously submitted its proposal for the competitive rebuy for the next multi-year contract for the production of the Family of Medium Tactical Vehicles.

Stewart & Stevenson has designed, manufactured and supported the Family of Medium Tactical Vehicles for the U.S. Army since 1991. The FMTV, which includes 2.5-ton and 5-ton trucks in more than 15 variants, is produced in Stewart & Stevenson’s state-of-the-art facilities in Sealy, Texas.

Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine, and transportation.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to cost controls, risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters, risks as to distributorships, risks as to licenses, and credit risks, all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

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